Exhibit 10.46

PXRE GROUP LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

FOR

DIRECTORS, OFFICERS AND EMPLOYEES

FEBRUARY 10, 2004

Introduction

     The reputation and integrity of PXRE Group Ltd., its subsidiaries and its affiliates (the “Company”) are valuable assets that are vital to our Company’s success. This Code of Business Conduct and Ethics (this “Code”) is designed to give you a broad and clear understanding of the conduct that we expect from you to protect and enhance our reputation and integrity. This Code applies to all of our Company’s directors, officers and employees, who, unless otherwise specified, are referred to herein jointly as “employees”.

     Each employee of the Company is responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of integrity. This integrity is critical to ensure that the Company’s business is conducted fairly, impartially, in an ethical and proper manner and in compliance with all laws and regulations. No code of conduct can replace the thoughtful behavior of an ethical employee. The purpose of this Code is to focus employees on areas of ethical risk, provide guidance to help employees recognize and deal with ethical issues, provide mechanisms for employees to report unethical conduct, and foster among employees a culture of honesty and accountability. Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether such conduct is specifically referenced herein. Every employee has the responsibility to ask questions, seek guidance, take all responsible steps to prevent a violation of this Code, report suspected violations and express concerns about compliance with this Code.

Implementation and Oversight

     The Company’s Board of Directors is ultimately responsible for the implementation of this Code. The Board has designated Bruce Byrnes to be the compliance officer (the “Compliance Officer”) for the implementation and administration of this Code.

     Questions regarding the application or interpretation of this Code are inevitable. Employees should feel free to direct questions to the Compliance Officer.

     Requests for a waiver of a provision of this Code must be submitted in writing to the Compliance Officer for appropriate review. An executive officer, director or appropriate Board committee will decide the outcome. For conduct involving an executive officer or Board member, only the independent members of the Board of Directors or the Audit Committee of the Board has the authority to waive a provision of this Code. The Audit Committee must review and approve any transaction in which an executive officer or director has a personal interest that could appear to conflict with that of the Company before it is consummated. Transactions between the Company and Select Reinsurance Ltd., however, will be permitted if they are reviewed, approved and reported in the manner set forth below. In the event of an approved waiver involving the conduct of an executive officer or Board member, appropriate disclosure must be made to the Company’s shareholders as and to the extent required by any SEC rule or listing standard.

     Statements in this Code to the effect that certain actions may be taken only with the “Company’s approval” mean that appropriate officers or Board directors must give prior written approval before the proposed action may be undertaken.

     This Code should be read in conjunction with the Company’s other policy statements, including, without limitation, the Company’s Operating Guidelines, Supplemental Operating Guidelines, Anti-Money Laundering Program, Equal Opportunity Policy, Harassment Policy, Policy regarding Personal Loans to Directors and Executive Officers and Insider Trading Policy and Procedures Relating to Complaints about Accounting, Authority or Internal Accounting Controls.

     Employees will receive periodic training on the contents and importance of this Code and related policies and the manner in which violations must be reported and waivers must be requested. Each employee of the Company will be asked to certify on an annual basis that he/she is in full compliance with this Code and related policy statements.

Reporting of Violations and Disciplinary Action

     Employees who observe, learn of, or, in good faith, suspect a violation of this Code by themselves or by another person must immediately report the violation to the Compliance Officer, or to the Chairman of the Audit Committee of the Board of Directors or through our hotline. Employees who report violations or suspected violations in good faith will not be subject to retaliation of any kind. A violation of the requirement to report violations or to cooperate in a Code investigation may result in disciplinary action.

     In order to make it easier to report violations on a confidential basis, we have established a confidential employee hotline operated by a third party. Violations can be reported confidentially on this hotline at (866) 300-8364.

     Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible. The Company strives to impose discipline for each Code violation that fits the nature and particular facts of the violation. The Company uses a system of progressive discipline. The Company generally will issue warnings or letters of reprimand for less significant, first-time offenses. Violations of a more serious nature may result in suspension without pay, demotion, loss or reduction of bonus or option awards, or any combination. Termination of employment generally is reserved for conduct such as theft or other violations amounting to a breach of trust, or for cases where a person has engaged in multiple violations.

Compliance with Law and Regulations

     A variety of laws apply to the Company and its operations, and some carry criminal penalties. These laws include insurance regulations, securities laws and state laws relating to duties owed by corporate directors and officers. Examples of criminal violations of the law include stealing, embezzling, misapplying corporate or bank funds, using threats, physical force or other unauthorized means to collect money; making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose; or making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Company’s activities. The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.

Conflicts of Interest

     The Company requires each of its employees to promptly report his or her outside associations and personal business, financial and other relationships and activities that may involve a conflict or appearance of a conflict between such employee and the Company to the Compliance Officer, unless such relationship or activity was already reported, so that the Company can take steps to avoid such conflicts of interest. The term "outside association" refers to any affiliation, association or employment of an individual other than with the Company. It is impractical to conceive of and set forth rules that cover all situations in which a conflict may arise. The basic factor in all conflict situations is, however, the division of loyalty or the perception of a division of loyalty, between the Company’s best interests and the interests of the employee that could possibly affect, or appear to affect, the employee’s judgment or actions relating to the Company. Guidelines with respect to several of the more sensitive areas in which potential conflicts of interest are likely to occur are set forth below. It is to be emphasized, however, that the following is not an exhaustive list of problem areas but rather a guide in applying the Company’s basic conflict of interest policy to other situations. The important criterion is adherence to the spirit of this Code.

Business Relationships

     An employee may have a conflict of interest if he or she, a member of his or her immediate family, or his or her business partner owns or has a substantial direct or indirect interest in, or incurs an indebtedness to, a firm with which the Company has or is seeking to have a business relationship or with which the Company competes or is seeking to compete. Investments in small amounts of the stocks or bonds of a large publicly held company should not, without more, give rise to any conflict of interest. The question of when an investment becomes so substantial as to possibly affect or appear to affect an individual's judgment is, however, largely dependent on the particular circumstances and must be addressed on a case by case basis.

     Conflicts may also arise when an employee, a member of his or her immediate family, or his or her business partner holds a position as director, officer, employee or partner of or consultant, broker, finder or intermediary for a firm with which the Company has or is seeking to have a business relationship or with which the Company competes or is seeking to compete.

     The Company expects that no individual will discharge his or her Company duties and responsibilities under circumstances where to do so might reflect discredit upon, or reasonably cause unfavorable criticism of the Company, or impair public confidence in the Company’s integrity. Thus, such associations, interests and business relationships that might cause the employee not to act in the best interests of the Company, or that might be perceived to cause such divided loyalties, will be permitted only after it is first reported, reviewed and addressed in the manner prescripted by this Code, or otherwise established by the Committee. Notwithstanding the foregoing, transactions between the Company and Select Reinsurance Ltd. shall be permitted if they are reported, reviewed, and approved in the manner prescribed by the Audit Committee as set forth below.

Acceptance of Gifts

     Gifts or favors – other than those of nominal value – from persons or entities with which the Company has or is seeking to have a business relationship or with which the Company competes or is seeking to compete and participation in more than occasional social activities with those with whom the Company maintains business relationships may cause or appear to cause a conflict of interest.

Outside Activities/Employment

     Any outside activity, including employment, should not encroach on the time and attention that employees are expected to devote to their corporate duties, should not adversely affect the quality or quantity of their work, and should not entail the employees’ use of corporate equipment, facilities or supplies, or imply (without the Company’s approval) the Company’s sponsorship or support. In addition, under no circumstances are employees permitted to compete with the Company, or take for themselves or their family members or their business partners or associates business opportunities that belong to the Company or that they discover or that are discovered or made available to them by virtue of their positions at the Company. Full-time employees of the Company are prohibited from taking part in any outside employment without the Company’s prior approval.

Civic/Political Activities

     Employees are encouraged to participate in civic, charitable and political activities so long as such participation does not encroach on the time and attention they are expected to devote to their company-related duties. Such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create an appearance of Company involvement or endorsement.

Transactions with Select Reinsurance Ltd.

     Given the potential for a conflict of interest to arise with respect to Select Re, the Board of Directors closely monitors all transactions between the Company and Select Re on a regular basis to ensure that they are on fair and reasonable terms and are likely to benefit the Company. Historically, these transactions have provided a significant financial benefit to the Company, and the Board believes that it continues to be in the Company’s best interest to continue to do business with Select Re. Therefore, the Company may continue to enter into transactions with Select Re provided that the Company’s Chief Financial Officer approves each transaction in advance and each new transaction is reported to the Audit Committee at its next meeting. In addition, the Chief Financial Officer shall provide a quarterly report to the Audit Committee summarizing the status of all open transactions between Company and Select Re.

Reporting Procedure

     Each employee must report promptly to the Compliance Officer the existence of any relationship, activity or interest, as it arises, that actually or potentially involves or may appear to involve a conflict of interest. Failure to report such relationships, activities and interests will be a ground for disciplinary action.

     The Compliance Officer will review the disclosure about conflicts of interest and potential conflicts of interest and determine the appropriate manner by which the Company’s approval, or disapproval, would be provided. Employees must cooperate fully in the review process by providing all necessary information. Company actions with respect to the conflict of interest or potential conflict of interest will take into account the spirit of this Code.

     In addition, each employee must sign annually a statement reflecting his or her continuing awareness and understanding of this policy. At the same time, the individual must report either the absence of potential conflicts or the possible areas of concern.

     All interests, relationships or participation in transactions disclosed by any employee in accordance with this policy shall be held in confidence unless the best interests of PXRE dictate otherwise.

Resolution of Conflicts

     Actual or potential conflicts may be resolved in the following ways among others:

•	In the case of an offer of a gift, the appropriate resolution may be acceptance, rejection or transfer of the proffered gift to another individual.

•	Where the nature of the conflict is such that the individual involved is not able to disclose the details thereof without breaching other confidences, he may upon notice to the Compliance Officer remove himself from all meetings, discussions and actions at which the matter is considered.

•	Where the details of the conflict can be disclosed, the Compliance Officer may determine the proper action either alone or in consultation with the President, or the Chairman of the Audit Committee or the Board of Directors of the Company.

•	An employee may appeal the determination by the Compliance Officer of a conflict of interest to the Audit Committee.

•	Any interest, relationship or participation in a transaction that is fully disclosed in writing to, and is approved in writing by, the Compliance Officer or other appropriate persons shall be deemed not to involve a conflict of interest for purposes of this statement of policy.

•	When it is concluded that a conflict actually or potentially exists, the Compliance Officer, the Audit Committee or the Board of Directors may suspend the individual from all or some of the individual's duties with the Company for such period of time and/or as to such matters as such appropriate persons consider to be appropriate, or request the resignation of the individual from his or her position with the Company.

•	In the event that the actual or potential conflict involves an association, the Company may disqualify the association from further business dealings with PXRE.

•	In the event that the reported conflict of interest involves a director, the director may be required to recuse himself or herself from discussions and any decision by the Board on a matter.

Fair Dealing

     Each employee should deal fairly, at arm’s length, and in good faith with the Company’s customers, suppliers, regulators, business partners and others. No employee may take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information or other related conduct.

Proper Use and Safeguarding of Company Assets

     Company assets, such as information, materials, computers, supplies, work time, intellectual property, facilities, software, and other assets owned or leased by the Company, or that are otherwise in the Company’s possession, may be used only for legitimate business purposes. The personal use of Company assets without the Company’s approval is prohibited.

Delegation of Authority

     Each full-time employee, and particularly each of the Company’s officers, must exercise due care to ensure that any delegation of authority is reasonable and appropriate in scope, and includes appropriate and continuous monitoring. No authority may be delegated to employees who the Company has reason to believe, through the exercise of reasonable due diligence, may have a propensity to engage in illegal activities.

Handling of Confidential Information

     An employee may not use confidential information obtained through Company sources for his or her own or outside association's benefit. In addition, confidential information about the Company must not be disclosed to others, including persons outside the Company, without the Company’s approval.

     Employees are prohibited from trading in securities while in possession of material inside information about the Company or obtained about third parties as a part of the employee’s business on behalf of the Company. Among other things, trading while in possession of material inside information can subject the employee to criminal or civil penalties. The Company’s policy on insider trading provides further guidance with respect to purchasing and sales of securities.

Media and Public Inquiries

     Employees should not disclose or “leak” information to the media or other persons outside the Company. Unless your employment duties specifically include responding to outside inquiries, refer inquiries to the appropriate department:

•	Refer all inquiries from regulatory agencies to the legal department;

•	Refer all inquiries from the news or trade media to public affairs, which identifies an appropriate spokesperson; and

•	Refer all inquiries about current or former company employees to your local human resources representative.

Handling of Financial Information and Public Disclosure

     All employees who participate in the preparation of any part of the Company’s financial information and other disclosures must follow these guidelines:

•	Act with honesty and integrity, avoiding violations of this Code.

•	Provide the Company’s other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely and understandable.

•	Endeavor to ensure full, fair, timely, accurate and understandable disclosure in the Company’s periodic reports.

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.

•	Proactively promote ethical behavior among peers in your work environment.

•	Achieve responsible use of and control over all assets and resources employed or entrusted to you.

•	Record or participate in the recording of entries in the Company’s books and records that are accurate to the best of your knowledge.

•	Comply with the Company’s disclosure controls and procedures and internal controls and procedures for financial reporting.